Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan
Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

Electromed, Inc. Reports a Profit on Higher Fiscal 2014 Fourth Quarter Revenues

New Prague, Minnesota – September 23, 2014 – Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for its fourth quarter and fiscal year ended June 30, 2014.

Fourth Quarter Results

Net revenues for the fourth quarter of fiscal 2014 rose 14.8% to $4.6 million, compared with $4.0 million in the fourth quarter of fiscal 2013. Net income was $290,000, or $0.04 per basic and diluted share, compared with a net loss of $416,000, or $0.05 per basic and diluted share, in the same quarter in the prior fiscal year. The increase in revenue in the fourth quarter of fiscal 2014 resulted from higher sales into the homecare market due to a higher approval rate from payers, which includes insurance companies and Medicare and Medicaid, higher quality patient referrals and the introduction of the SmartVest® SQL® product earlier in fiscal 2014. Home care revenue rose 19%, international revenue decreased 17% and institutional sales were essentially flat compared with the prior year fourth quarter.

Gross profit in the fourth quarter of fiscal 2014 rose to $3.2 million, or 70.1% of net revenue, compared to $2.7 million, or 66.5% of net revenue, in the same quarter in the prior fiscal year, largely due to the higher revenue. Operating expenses, which include selling, general and administrative (SG&A) and research and development (R&D) expenses, declined modestly to $2.9 million, or 62.3% of net revenue, in the fourth quarter of 2014 compared with $3.1 million, or 77.5% of net revenue, in the same quarter in the prior fiscal year. The decline in operating expenses was primarily due to lower R&D expenses following the launch of the SQL product early in calendar year 2014.

Commenting on the fourth quarter results, Kathleen Skarvan, Chief Executive Officer of Electromed said, “We are very pleased the Company reported healthy revenue growth and a net profit for the fourth quarter of fiscal 2014. Our focus has been a return to profitable growth and this quarter is a major step in that direction. I am also pleased with the Company’s cash flow from operations over the past year which has put us on strong financial footing as fiscal 2015 unfolds. We have sharpened our focus in a number of areas including increasing the number of payer contracts, streamlining the reimbursement process, improving the quality of patient referrals, and delivering an industry-leading product, the SmartVest SQL. The results we reported in the fourth quarter indicate we have made real progress on these initiatives.”

Electromed, Inc.

Results for the Three-Months Ended March 31, 2014

Full Year Results

Net revenues for the fiscal year ended June 30, 2014 were $15.5 million, an increase of 2.5% compared to fiscal 2013. The Company reported a net loss of $1.3 million, or $0.16 per basic and diluted share, in fiscal 2014, similar to the net loss reported in fiscal 2013. The net loss in fiscal 2014 includes a full valuation allowance against all of our net U.S. federal and state deferred tax assets totaling $727,000 at June 30, 2014 which offset expected tax benefits and resulted in a tax expense for the year of $469,000.

Revenue in the homecare market was essentially flat in fiscal 2014 compared with fiscal 2013. Sales into the homecare market were negatively impacted by sales execution issues and by ongoing pricing pressures and challenges in obtaining reimbursement from payers. Revenue in the governmental and institutional market increased 18.2% in fiscal 2014 to $1.7 million due to an increase in sales resources.

Gross profit for fiscal year 2014 was $10.6 million, or 68.7% of net revenue, compared with $10.4 million or 69.2% of net revenue in fiscal 2013. The small decline was due to higher manufacturing costs for the SQL product which we launched early in calendar year 2014. We expect SQL manufacturing costs to decline as fiscal 2015 progresses due to several initiatives underway.

Operating expenses declined $0.9 million to $11.4 million or 73.4% of net revenue in fiscal 2014 compared with $12.3 million, or 81.3% of net revenue, in fiscal 2013. R&D expenses declined due to the launch of the SQL product during the third quarter of fiscal 2014 and we managed SG&A expense more aggressively to better align spending with opportunities.

Cash flow from operations was $2.1 million in fiscal 2014 and the Company ended the fiscal year with $1.5 million in cash on hand.

Commenting on the full year results, Ms. Skarvan noted, “We’re pleased that revenue growth accelerated as the year progressed. There is still a good deal of work to be done and we are focused on expanding market share, increasing referrals and building awareness of the choice patients and clinicians have with our traditional SmartVest offering and the smaller, quieter, lighter SQL product. We are addressing sales execution issues with a more formalized time and territory tracking methodology and enhanced marketing support. We increased our efforts in the institutional segment as readmission penalties associated with the Affordable Care Act support the use of therapies such as HFCWO and because the device used by a patient in an institution often significantly affects the choice of which device they will use upon discharge.

We finished the year well and although we may not have a perfect trend line of profitability and revenue growth going forwards, I have increased confidence we will carry that momentum into fiscal 2015. The team is energized, the market is responding to our offerings and we are looking forward to building on the progress we have made.”

Electromed, Inc.

Results for the Three-Months Ended March 31, 2014

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s beliefs and expectations regarding its revenue growth and cost control strategies, its sales strategies, and its SQL product, including the realization of cost efficiencies in the manufacturing and sourcing of the SQL, product mix and SQL referral trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, and delays in manufacturing and shipment of our products, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 30,
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$1,502,702	$503,564
Accounts receivable (net of allowances for doubtful accounts of $45,000)	6,487,267	9,014,043
Inventories	2,235,496	1,379,594
Prepaid expenses and other current assets	397,853	428,843
Income tax receivable	—	538,285
Deferred income taxes	—	557,000
Total current assets	10,623,318	12,421,329
Property and equipment, net	3,935,802	3,743,675
Finite-life intangible assets, net	930,451	1,080,734
Other assets	302,595	310,089
Total assets	$15,792,166	$17,555,827

Liabilities and Equity
Current Liabilities
Current maturities of long-term debt	$46,375	$57,540
Accounts payable	380,582	643,681
Accrued compensation	391,040	565,023
Warranty reserve	700,000	680,000
Other accrued liabilities	302,482	247,267
Total current liabilities	1,820,479	2,193,511
Long-term debt, less current maturities	1,251,192	1,332,455
Deferred income taxes	—	103,000
Total liabilities	3,071,671	3,628,966
Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares;
8,114,252 issued and outstanding	81,143	81,143
Additional paid-in capital	13,217,166	13,134,938
(Accumulated deficit) Retained earnings	(577,814)	710,780
Total equity	12,720,495	13,926,861
Total liabilities and equity	$15,792,166	$17,555,827

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30 ,		For the Twelve Months Ended June 30 ,
	2014	2013	2014	2013
Net revenues	$4,612,286	$4,018,232	$15,487,875	$15,104,422
Cost of revenues	1,377,302	1,346,224	4,853,873	4,655,372
Gross profit	3,234,984	2,672,008	10,634,002	10,449,050

Operating expenses
Selling, general and administrative	2,811,463	2,822,334	10,908,531	11,673,068
Research and development	61,054	291,475	466,063	603,375
Total operating expenses	2,872,517	3,113,809	11,374,594	12,276,443
Operating income (loss)	362,467	(441,801)	(740,592)	(1,827,393)
Interest expense, net of interest income of $663, $782, $12,393 and $16,772, respectively	21,011	25,210	79,002	116,883
Net income (loss) before income taxes	341,456	(467,011)	(819,594)	(1,944,276)
Income tax benefit (expense)	(51,000)	51,000	(469,000)	615,000
Net income (loss)	$290,456	$(416,011)	$(1,288,594)	$(1,329,276)

Earnings (loss) per share:
Basic and Diluted	$0.04	$(0.05)	$(0.16)	$(0.16)

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,252	8,114,252	8,114,252
Diluted	8,114,252	8,114,252	8,114,252	8,114,252

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

	Years Ended June 30,
	2014	2013
Cash Flows From Operating Activities
Net loss	$(1,288,594)	$(1,329,276)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	567,341	459,817
Amortization of finite-life intangible assets	128,205	130,047
Amortization of debt issuance costs	18,019	11,006
Share-based compensation expense	82,228	175,802
Deferred income taxes	454,000	(78,000)
Loss on disposal of property and equipment and intangibles assets	138,827	48,428
Changes in operating assets and liabilities:
Accounts receivable	2,526,776	1,836,816
Inventories	(855,902)	1,012,822
Income Tax Receivable	538,285	(197,541)
Prepaid expenses and other assets	55,761	(115,415)
Accounts payable and accrued liabilities	(302,285)	(77,849)
Net cash provided by operating activities	2,062,661	1,876,657

Cash Flows From Investing Activities
Expenditures for property and equipment	(895,177)	(1,016,624)
Expenditures for finite-life intangible assets	(40,622)	(36,748)
Net cash used in investing activities	(935,799)	(1,053,372)

Cash Flows From Financing Activities
Net payments on revolving line of credit	—	(1,768,128)
Proceeds from long-term debt	1,300,000	—
Principal payments on long-term debt including capital lease obligations	(1,392,428)	(254,028)
Payments of deferred financing fees	(35,296)	—
Net cash used in financing activities	(127,724)	(2,022,156)
Net increase (decrease) in cash and cash equivalents	999,138	(1,198,871)
Cash and cash equivalents
Beginning of period	503,564	1,702,435
End of period	$1,502,702	$503,564

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